UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2004

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[__] Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.02	Results of Operations and Financial Condition.

On October 18, 2004, Macatawa Bank Corporation issued a press release announcing results for the third quarter ended September 30, 2004. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99	Press release dated October 18, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2004	MACATAWA BANK CORPORATION By: /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99	Press release dated October 18, 2004.

MACATAWA BANK CORPORATION 10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE

NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate October 18, 2004 Jon Swets, CFO 616.494.7645

Holland, Michigan - Macatawa Bank Corporation Reports Third Quarter Results.

Macatawa Bank Corporation today announced net income for the third quarter of 2004. Net income totaled $2.12 million, or $0.24 per diluted share, as compared to third quarter 2003 net income of $3.06 million, or $0.34 per diluted share. As previously announced in the SEC Form 8-K on October 8, 2004, the results for the third quarter of 2004 include a charge against earnings of $2.3 million ($1.5 million after-tax, or $0.17 per share) for a loss associated with a loan to a commercial borrower that has become impaired under unusual circumstances. “While we are disappointed with this loan loss, we remain confident in our business model and we continue to experience great success in both our growth and core earnings performance,” said Ben Smith, Chairman and CEO. Net income for the nine months ended September 30, 2004 was $8.33 million, or $0.93 per diluted share, compared to $8.81 million, or $0.99 per diluted share, for the same period in the prior year.

For the quarter, core deposits grew by a record $164 million as a result of both seasonal increases for business customers and success in attracting large depositors. Total loans were also up by a record $72.6 million for the quarter, or 23% on an annualized basis. “The quality and commitment of our people continue to be at the heart of the exceptional growth we have experienced in both core deposits and loans,” said Mr. Smith. “Our focus on expanding the convenience of our branch network while maintaining the highest quality customer service continues to provide new and exciting growth opportunities,” Mr. Smith added.

Earnings for the quarter were positively impacted by a significant increase in net interest income. Net interest income for the third quarter totaled $13.6 million, an increase of 25% as compared to the 2003 quarter. The increase was driven primarily by significant growth in average earning assets of $309.9 million, or 26%, to $1.48 billion for the third quarter of 2004. The effect of the growth in earning assets was slightly offset by a five basis point decline in the net interest margin to 3.66% for the current quarter. On a consecutive quarter basis, the net interest margin increased four basis points from 3.62% for the second quarter of 2004. The positive impact to the yield on loans of the two 25 basis point increases in short-term interest rates that occurred during the quarter were slightly offset by a corresponding increase in the rates paid on certain deposit account types. “We have now seen two consecutive quarters of improvement in our net interest margin and if short-term rates continue to rise, we expect this improvement to continue in future quarters,” stated Mr. Smith.

Non-interest income totaled $2.3 million for the third quarter of 2004 as compared to $2.8 million for the same quarter of 2003. Gains on the sales of mortgage loans for the third quarter of 2004 were $340,000 compared to $1.3 million for the same period in 2003. For the first nine months of 2004, gains on loan sales were down approximately 50% when compared to the same period in the prior year. The general rise in mortgage rates since the prior year, when rates were at historic lows, has resulted in a corresponding decline in mortgage loan refinancing volume. The decline in gains on mortgage loan sales was partially offset by an increase in deposit service charges and other income.

The provision for loan losses increased to $3.9 million for the quarter from $1.0 million for the third quarter of 2003 primarily related to the $2.3 million special provision taken this quarter. The remaining increase was largely related to the strong loan growth experienced during the quarter.

Non-interest expense increased to $8.9 million for the quarter as compared to $8.1 million for the third quarter of 2003. Salaries and benefits increased by $532,000 primarily reflecting an increase in staffing for the five new full-service branches and for the lending, trust and investment service departments that has occurred in the past twelve months. Despite the increase over the prior year quarter, non-interest expense remained flat on a consecutive quarter basis. The efficiency ratio improved to 56.25% for the quarter compared to 59.11% for the same quarter in 2003 and 58.31% for the second quarter of 2004. “Our revenue growth has begun to consistently exceed our non-interest expense increases. We are seeing the benefits of the investments we have made in our people and in our infrastructure,” Mr. Smith commented.

Total assets ended the quarter at $1.62 billion, an increase of $318 million, or 24% since September 30, 2003. Total deposits increased $323 million, or 32%, and total loans increased $272 million, or 25%, during the same time period. The Company’s total risk-based capital ratio was 11.1% at September 30, 2004, remaining well-capitalized under regulatory capital standards.

The unfavorable changes in asset quality ratios for the quarter reflect the effects of the loan to the commercial borrower for which the special provision for loan losses was taken. After recording a $2.8 million charge-off for this borrower, the remaining balance of $3.1 million was added to non-performing loans. Non-performing loans to total loans was 0.56% at September 30, 2004 compared to 0.29% at September 30, 2003 and annualized net charge-offs to average loans were 0.96% for the quarter compared to 0.16% for the third quarter of 2003. The allowance for loan losses represents 1.37% of total loans at September 30, 2004. Commenting on asset quality, Mr. Smith stated, “Despite the impact of this unusual commercial loan situation, our asset quality remains solid. We remain confident in the strength of our credit culture and our ability to maintain high asset quality in the future.”

Concluding on the prospects for the future, Mr. Smith stated, “We continue to experience positive momentum in both our growth and earnings and we are excited about our opportunities for the remainder of 2004.”

Conference Call
Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, October 19, 2004, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com . A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 22 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the ability to maintain high asset quality. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Quarter Ended September 30		Nine Months Ended September 30

EARNINGS SUMMARY	2004	2003	2004	2003

Total interest income	$20,344	$16,373	$56,285	$47,667
Total interest expense	6,725	5,437	18,705	16,836

Net interest income	13,619	10,936	37,580	30,831
Provision for loan loss	3,900	1,040	6,565	2,905

Net interest income after provision
for loan loss	9,719	9,896	31,015	27,926

NON-INTEREST INCOME
Deposit service charges	795	648	2,175	1,900
Gain on sale of loans	340	1,319	1,617	3,278
Trust fees	684	620	2,255	1,806
Other	442	199	1,263	509

Total non-interest income	2,261	2,786	7,310	7,493

NON-INTEREST EXPENSE
Salaries and benefits	4,950	4,418	14,285	12,117
Occupancy	675	628	2,014	1,702
Furniture and equipment	688	680	2,096	1,915
Other	2,620	2,384	7,727	6,480

Total non-interest expense	8,933	8,110	26,122	22,214

Income before income tax	3,047	4,572	12,203	13,205
Federal income tax expense	931	1,509	3,875	4,400

Net income	$2,116	$3,063	$8,328	$8,805

Basic earnings per share	$0.24	$0.35	$0.95	$1.00
Diluted earnings per share	$0.24	$0.34	$0.93	$0.99
Return on average assets	0.53%	0.97%	0.74%	0.96%
Return on average equity	6.73%	10.25%	8.88%	9.96%
Net interest margin	3.66%	3.71%	3.59%	3.63%
Efficiency ratio	56.25%	59.11%	58.19%	57.96%

BALANCE SHEET DATA Assets	September 30 2004	September 30 2003	December 31 2003

Cash and due from banks	$38,258	$33,415	$41,633
Federal funds sold & short term investments	3,322	-	18,414
Securities available for sale	132,860	98,655	107,049
Securities held to maturity	2,554	2,661	2,624
Federal Home Loan Bank Stock	10,344	7,039	8,793
Loans held for sale	1,942	8,490	4,054
Total loans	1,361,017	1,089,083	1,157,107
Less allowance for loan loss	18,600	15,141	16,093

Net Loans	1,342,417	1,073,942	1,141,014

Premises and equipment, net	44,558	36,838	38,713
Acquisition intangibles	26,369	26,820	26,702
Other assets	14,370	11,202	12,115

Total Assets	$1,616,994	$1,299,062	$1,401,111

Liabilities and Shareholders Equity
Non-interest bearing deposits	$149,343	$125,763	$139,557
Interest bearing deposits	1,173,220	874,183	969,842

Total deposits	1,322,563	999,946	1,109,399
Federal funds purchased	-	16,459	-
FHLB advances	121,616	137,898	145,680
Other borrowings	41,238	19,871	19,655
Other liabilities	4,761	4,601	4,477

Total Liabilities	1,490,178	1,178,775	1,279,211

Shareholders' equity	126,816	120,287	121,900

Total Liabilities and Shareholders' Equity	$1,616,994	$1,299,062	$1,401,111

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	3rd Qtr 2004	2nd Qtr 2004	1st Qtr 2004	4th Qtr 2003	3rd Qtr 2003

EARNINGS SUMMARY
Net interest income	$13,619	$12,570	$11,392	$11,263	$10,936
Provision for loan loss	3,900	1,440	1,225	1,200	1,040
Total non-interest income	2,261	2,751	2,298	2,151	2,786
Total non-interest expense	8,933	8,933	8,257	7,851	8,110
Income taxes	931	1,602	1,342	1,388	1,509
Net income	$2,116	$3,346	$2,866	$2,975	$3,063

Basic earnings per share	$0.24	$0.38	$0.33	$0.34	$0.35
Diluted earnings per share	$0.24	$0.37	$0.32	$0.33	$0.34

MARKET DATA
Book value per share	$14.39	$13.92	$14.18	$13.87	$13.69
Market value per share	$28.05	$27.49	$26.54	$27.04	$22.06
Average basic common shares	8,809,971	8,804,830	8,791,864	8,787,079	8,783,415
Average diluted common shares	8,966,312	8,957,976	8,952,939	8,946,517	8,923,306
Period end common shares	8,812,591	8,808,983	8,803,956	8,788,577	8,785,754

PERFORMANCE RATIOS
Return on average assets	0.53%	0.89%	0.81%	0.90%	0.97%
Return on average equity	6.73%	10.74%	9.30%	9.78%	10.25%
Net interest margin (FTE)	3.66%	3.62%	3.49%	3.64%	3.71%
Efficiency ratio	56.25%	58.31%	60.31%	58.53%	59.11%

ASSET QUALITY
Net charge-offs	$3,207	$491	$360	$249	$412
Nonperforming loans	$7,601	$2,742	$3,047	$4,025	$3,205
Nonperforming loans to total loans	0.56%	0.21%	0.25%	0.35%	0.29%
Net charge-offs to average loans (annualized)	0.96%	0.16%	0.12%	0.09%	0.16%
Allowance for loan loss to total loans	1.37%	1.39%	1.39%	1.39%	1.39%

CAPITAL & LIQUIDITY
Average equity to average assets	7.9%	8.3%	8.7%	9.2%	9.4%
Tier 1 capital to risk-weighted assets	9.3%	9.9%	10.3%	9.7%	10.1%
Total capital to risk-weighted assets	11.1%	11.8%	12.2%	10.9%	11.3%
Loans to deposits + FHLB borrowings	94.2%	96.9%	97.5%	92.2%	95.7%

END OF PERIOD BALANCES
Total loans	$1,361,017	$1,288,461	$1,224,243	$1,157,107	$1,089,083
Earning assets	1,512,039	1,428,499	1,360,689	1,298,041	1,205,929
Total assets	1,616,994	1,525,977	1,456,428	1,401,111	1,299,062
Deposits	1,322,563	1,151,347	1,109,276	1,109,399	999,946
Total shareholders' equity	126,816	122,590	124,863	121,900	120,287

AVERAGE BALANCES
Total loans	$1,329,763	$1,262,153	$1,190,153	$1,120,397	$1,052,521
Earning assets	1,483,788	1,399,415	1,314,208	1,236,569	1,173,874
Total assets	1,585,427	1,500,155	1,410,471	1,329,319	1,266,954
Deposits	1,256,730	1,122,548	1,104,750	995,997	996,848
Total shareholders' equity	125,851	124,652	123,239	121,689	119,543